 Lucas Energy, Inc. 8-K

Exhibit 99.5

Contacts:	Carol Coale / Ken Dennard Dennard ▪ Lascar Associates LLC (713) 529-6600

          FOR IMMEDIATE RELEASE

LUCAS ENERGY CLOSES ACQUISITION TRANSACTION AND

RELATED FINANCINGS

HOUSTON, TEXAS – August 31, 2016 -- Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas” or the “Company”), an independent oil and gas company, announced that, effective August 25, 2016, it closed the acquisition of working interests in producing properties and undeveloped acreage in Texas and Oklahoma, including varied interests in two contiguous acreage blocks in the liquids-rich Mid-Continent region of the U.S., from Segundo Resources LLC (“Segundo”) and other sellers. The assets are currently producing over one thousand net barrels of oil equivalent per day (BOE/d), of which 53% are liquids and which are being produced primarily from the Hunton formation. Additional offset development drilling opportunities have been identified and specific development activities are being planned.

On August 26, 2016 and in conjunction with the closing, three new members were added to Lucas’ Board of Directors: Richard N. Azar II, Robert D. Tips and Alan W, Dreeben, with Mr. Azar appointed as Chairman of the Board. Mr. Azar has more than 30 years of experience in the oil and gas exploration and production industry. Over the last 20 years, Mr. Azar has been instrumental in developing the Hunton Dewatering Resource play in central Oklahoma through his ownership/partnership in Altex Resources, Inc., which was sold to a Canadian Energy Trust in March 2006. Mr. Tips is a highly-recognized San Antonio business leader who oversees a family-owned organization and engages in various volunteer activities, and Mr. Dreeben is an owner and director of Republic National Distributing Company, LLC, currently serves on two other boards, and engages in various philanthropic activities. Anthony C. Schnur, Lucas’ Chief Executive Officer, will continue to serve as a member of the Board in addition to existing members Mr. Fred Zeidman and Mr. Fred Hofheinz.

In consideration for the purchase of the assets, Lucas assumed approximately $30.6 million of commercial bank debt and issued the sellers 552,000 shares of Series B Redeemable Convertible Preferred Stock and approximately 13 million shares of restricted common stock in addition to a cash payment of $4,975,000. At closing, Lucas also entered into a $40 million loan agreement with the International Bank of Commerce (“IBC”), the majority of which funds were used for the debt assumption and closing payment discussed above, which is due on August 25, 2019, and a promissory note pursuant to which $1.5 million was borrowed from RAD2 Minerals, Ltd., one of the sellers owned and controlled by Mr. Azar, payable on or before the earlier of (a) October 31, 2016 and (b) the date that Lucas receives at least $1.5 million in proceeds from the April 2016 Stock Purchase Agreement.

Additional information regarding the transactions and related financings are included in the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2016.

“We are very pleased to have closed the acquisition of properties in Texas and Oklahoma,” said Anthony C. Schnur, Chief Executive Officer of Lucas. “We now have a foundation of producing and undeveloped assets on which to grow the Company. Not only are we diversifying our production profile to include natural gas liquids, but the conventional nature of the long-lived Hunton reserves are lower-risk and lower-cost to develop than our Eagle Ford assets.

“This has been an eventful month for the Company. Last week, we entered into an agreement to fund the development of our Eagle Ford shale assets with a successful operator in the area, and with the closing of the Segundo transaction, we have completed a significant step toward our strategy of expanding the Company into proven reservoirs outside of the Eagle Ford, while improving our financial stability. We want to thank IBC for having confidence in our team and being an integral part of the financing transaction and look forward to working with them in the future as we continue to execute on our acquisition strategy.”

As reported previously, the Company did not receive the required number of votes to approve the amendment to the Company’s Articles of Incorporation to change the Company’s name to ‘Camber Energy, Inc.’ at the Company’s recent shareholder meeting. The Company currently anticipates that the shareholders who received shares in the closing will approve the name change via a written consent without a meeting, and we plan to file and mail an information statement relating to such approval in the near future in connection therewith.

ROTH Capital Partners acted as financial advisor on the Transaction.

About Lucas Energy, Inc.

Based in Houston, Texas, Lucas Energy (NYSE MKT: LEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in the Hunton formation in Central Oklahoma in addition to the Austin Chalk and Eagle Ford formations in South Texas.

For more information, please visit the updated Lucas Energy web site at www.lucasenergy.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.